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                                                                    Exhibit 5



                                                      May 22, 2000


Board of Directors
eNote.com Inc.
185 Allen Brook Lane
Williston, VT 05495

                  Re:      eNote.com Inc. - Form S-8
                           -------------------------

Ladies and Gentlemen:

         We have acted as counsel to eNote.com Inc. (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") of (i) 1,000,000 shares of the Common Stock, par value $0.01 per share, of the Company authorized for issuance under the eNote.com Inc. 2000 Incentive Stock Plan (the "2000 Plan"), (ii) 95,240 shares of the Common Stock, par value $0.01 per share, of the Company authorized for issuance under the eNote.com Inc. 1997 Incentive Stock Plan (the "1997 Plan") and (iii) 200,000 shares of the Common Stock, par value $0.01 per share, of the Company authorized for issuance under the eNote.com Inc. 1999 Non-Employee Directors' Stock Option Plan (the "1999 Plan" and together with the 2000 Plan and the 1997 Plan, each a "Plan" and collectively, the "Plans"). We are furnishing you this opinion as required by the terms of the Registration Statement.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Plans. Based on this review, we are of the opinion that when such shares have been issued and sold in accordance with the provisions of the applicable Plan, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully-paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

         This opinion letter is rendered to you as of the date set out above. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

         This opinion is solely for your benefit and may not be relied upon, used, published, distributed, or quoted in any manner whatsoever by or to any other person or entity, nor filed with any governmental agency (other than as consented to above), without the prior written consent of this firm.

                                                     Very truly yours,

                                                     /s/ MERRITT & MERRITT

                                                     Merritt & Merritt